UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 Schedule 13G/A Under the Securities Exchange Act of 1934 (Amendment No. 1)*

Ping Identity Holding Corp.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

72341T 103
(CUSIP Number)

December 31, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 72341T 103	13G/A	Page 2 of 15 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Equity Partners Fund VI, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
23,809,321 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
23,809,321 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,809,321 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
29.4% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G/A are based upon an aggregate of 81,110,873 shares of common stock outstanding as of October 30, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 4, 2020.

CUSIP No. 72341T 103	13G/A	Page 3 of 15 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Equity Partners Fund VI-A, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
14,383,285 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
14,383,285 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,383,285 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
17.7% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G/A are based upon an aggregate of 81,110,873 shares of common stock outstanding as of October 30, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 4, 2020.

CUSIP No. 72341T 103	13G/A	Page 4 of 15 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEPF VI FAF, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
289,729 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
289,729 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
289,729 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G/A are based upon an aggregate of 81,110,873 shares of common stock outstanding as of October 30, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 4, 2020.

CUSIP No. 72341T 103	13G/A	Page 5 of 15 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Equity Partners Fund VI GP, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
38,482,335 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
38,482,335 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,482,335 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
47.4% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G/A are based upon an aggregate of 81,110,873 shares of common stock outstanding as of October 30, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 4, 2020.

CUSIP No. 72341T 103	13G/A	Page 6 of 15 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEPF VI GP, Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
38,482,335 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
38,482,335 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,482,335 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
47.4% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G/A are based upon an aggregate of 81,110,873 shares of common stock outstanding as of October 30, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 4, 2020.

CUSIP No. 72341T 103	13G/A	Page 7 of 15 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEPF Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
38,482,335 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
38,482,335 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,482,335 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
47.4% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G/A are based upon an aggregate of 81,110,873 shares of common stock outstanding as of October 30, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 4, 2020.

CUSIP No. 72341T 103	13G/A	Page 8 of 15 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEP Group, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
38,482,335 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
38,482,335 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,482,335 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
47.4% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G/A are based upon an aggregate of 81,110,873 shares of common stock outstanding as of October 30, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 4, 2020.

CUSIP No. 72341T 103	13G/A	Page 9 of 15 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Robert F. Smith
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
38,482,335 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
38,482,335 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
38,482,335 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
47.4% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
IN

(a)	All percentages calculated in this Schedule 13G/A are based upon an aggregate of 81,110,873 shares of common stock outstanding as of October 30, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 4, 2020.

CUSIP No. 72341T 103	13G/A	Page 10 of 15 Pages

Item 1(a)	Name of Issuer:

Ping Identity Holding Corp. (the “Issuer”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

1001 17th Street, Suite 100, Denver, Colorado 80202.

Item 2(a)	Name of Person Filing:

This Amendment No. 1 to Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Commission pursuant to Section 13 of the Act: (i) Vista Equity Partners Fund VI, L.P.; (ii) Vista Equity Partners Fund VI-A, L.P.; (iii) VEPF VI FAF, L.P. ((i)-(iii) collectively, the “Vista Funds”); (iv) Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”); (v) VEPF VI GP, Ltd. (“Fund VI UGP”); (vi) VEPF Management, L.P. (the “Management Company”); (vii) VEP Group, LLC (“VEP Group” and collectively with the Vista Funds, Fund VI GP, Fund VI UGP and the Management Company, the “Vista Entities”) and (viii) Robert F. Smith (collectively with the Vista Entities, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2020, a copy of which is attached as Exhibit 99.1 to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G/A and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Vista Entities is 4 Embarcadero Center, 20th Fl., San Francisco, California 94111.

The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.

Item 2(c)	Citizenship:

See response to Item 4 of each of the cover pages.

Item 2(d)	Title of Class of Securities:

Common stock, par value $0.001 per share.

Item 2(e)	CUSIP Number:

72341T 103.

CUSIP No. 72341T 103	13G/A	Page 11 of 15 Pages

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable.

Item 4	Ownership:

(a)	Amount beneficially owned as of the date hereof:

See response to Item 9 on each of the cover pages.

(b)	Percent of class: See response to Item 11 on each of the cover pages.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0 shares.

(ii)	shared power to vote or to direct the vote: See responses to Item 6 on each of the cover pages and Item 4(a) above.

(iii)	sole power to dispose or to direct the disposition of: 0 shares.

(iv)	shared power to dispose or to direct the disposition of: See responses to Item 8 on each of the cover pages and Item 4(a) above.

CUSIP No. 72341T 103	13G/A	Page 12 of 15 Pages

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

Not Applicable.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

Not Applicable.

CUSIP No. 72341T 103	13G/A	Page 13 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2021

VISTA EQUITY PARTNERS FUND VI, L.P.

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA EQUITY PARTNERS FUND VI-A, L.P.

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI FAF, L.P.

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

CUSIP No. 72341T 103	13G/A	Page 14 of 15 Pages

VISTA EQUITY PARTNERS FUND VI GP, L.P.

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI GP, LTD.

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF MANAGEMENT, L.P.

By:	VEP Group, LLC Its:
General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEP GROUP, LLC

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Managing Member

/s/ Robert F. Smith
Robert F. Smith

CUSIP No. 72341T 103	13G/A	Page 15 of 15 Pages

EXHIBIT INDEX

Exhibit No.	Description
99.1	Joint Filing Agreement, dated February 13, 2020, by and among Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P., VEPF VI FAF, L.P., Vista Equity Partners Fund VI GP, L.P., VEPF VI GP, Ltd., VEPF Management, L.P., VEP Group, LLC and Robert F. Smith (incorporated by reference to Exhibit A to that certain Schedule 13G filed on February 10, 2020 by the Reporting Persons with the Securities and Exchange Commission).